Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-216653) on Form S-8 of Presidio, Inc. of our report dated September 21, 2017, relating to the consolidated financial statements and the financial statement schedules of Presidio, Inc., appearing in this Annual Report on Form 10-K of Presidio, Inc. for the year ended June 30, 2017.

RSM US LLP
McLean, VA

September 21, 2017